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                                                                    EXHIBIT 99.3

                           EXCHANGE AGENCY AGREEMENT

         This Agreement is entered into as of [_______], 1999 between FIRST UNION NATIONAL BANK, a national banking association, as Exchange Agent (the "Agent") and WORLD ACCESS, INC., a corporation organized under the laws of the State of Delaware ("WAXS").

         WAXS and FACILICOM INTERNATIONAL, INC. ("FaciliCom") have entered into an Agreement and Plan of Merger, dated as of August 17, 1999 (the "Merger Agreement") pursuant to which WAXS and FaciliCom have agreed to merge (the "Merger"). As a condition to the Merger, certain FaciliCom noteholders have entered into an Agreement to Exchange and Consent, dated as of [_____________], 1999 with WAXS (the "Agreement to Exchange and Consent") in which certain holders of FaciliCom's outstanding 10 1/2 % Series B Senior Notes due 2008 (the "FaciliCom Notes") have agreed to exchange their FaciliCom Notes for Exchange Notes, Exchange Shares and a Cash Payment (each as defined below).

         In accordance with the Agreement to Exchange and Consent, WAXS proposes to exchange (the "Exchange Offer") for up to $300,000,000 aggregate principal amount of FaciliCom Notes the following consideration (the "Exchange Consideration"): (i) an equal aggregate principal amount of its 13.25% Senior Notes due 2008 (the "Exchange Notes"), (ii) shares of WAXS common stock, par value $0.01 per share, having a market value of $50 for each $1,000 principal amount of FaciliCom Notes tendered and accepted for exchange (the "Exchange Shares") and (iii) a payment of $10 in cash for each $1,000 principal amount of FaciliCom Notes tendered and accepted for exchange (the "Cash Payment"). The terms and conditions of the Exchange Offer as currently contemplated are set
forth in a prospectus and consent solicitation dated             , 1999 (the
"Prospectus"), proposed to be distributed to all record holders of the FaciliCom Notes. The FaciliCom Notes, the Exchange Notes and the Exchange Shares are collectively referred to herein as the "Securities."

         The Exchange Offer will terminate at 12:00 p.m. New York City time on [______________], 1999, unless extended by WAXS in its sole discretion (the "Expiration Date"). The Exchange Notes are to be issued by WAXS pursuant to the terms of an indenture dated as of [_______________], 1999 (the "Indenture") between WAXS and First Union National Bank, as trustee (the "Trustee").

         Subject to the provisions hereof, WAXS hereby appoints and the Agent hereby accepts the appointment as Agent for the purposes of receiving, accepting for delivery and otherwise acting upon tenders of the FaciliCom Notes in accordance with the form of letter of transmittal to be mailed to holders of the FaciliCom Notes pursuant to the Prospectus (the "L/T") and with the terms and conditions set forth herein and under the caption "The Exchange Offer" in the Prospectus.

         WAXS expressly reserves the right to extend, amend or terminate the Exchange Offer, and not to accept for exchange any FaciliCom Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified in the Prospectus under the caption "The Exchange Offer-Certain Conditions to the Exchange Offer." WAXS will give oral (confirmed in writing) or written notice of any extension, amendment, termination or nonacceptance to the Agent as promptly as practicable.

         The Agent has received the following documents in connection with its appointment (the "Exchange Offer Documents"):

         1. the L/T, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

         2.    a form of Notice of Guaranteed Delivery;

         3.    the Prospectus;

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         4.    a cover letter to clients; and

         5. a cover letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

         The Agent is authorized and hereby agrees as follows:

                  (a) to establish an account with respect to the FaciliCom Notes at the Depository Trust Company ("DTC") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's systems shall be able to make book-entry delivery of FaciliCom Notes by causing DTC to transfer such FaciliCom Notes into the Agent's account in accordance with DTC's procedure for such transfer;

                  (b) that tenders of FaciliCom Notes may be made only as set forth in the L/T and in the section of the Prospectus captioned "The Exchange Offer" and that FaciliCom Notes shall be considered properly tendered to the Agent only when tendered in accordance with the procedures set forth herein and therein;

                  (c) to address, and deliver by hand or next day courier, a complete set of the Exchange Offer Documents to each person who, prior to the Expiration Date, is or becomes a registered holder of FaciliCom Notes promptly after such person becomes a registered holder of FaciliCom Notes;

                  (d) to receive all tenders of FaciliCom Notes made pursuant to the Exchange Offer and stamp the L/T with the day, month and approximate time of receipt;

                  (e) to examine each L/T and FaciliCom Notes received or agent's message (as defined in the Prospectus) and book-entry transfer, as the case may be, to determine whether: (i) the L/T and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and book-entry confirmations are in due and proper form and contain the information required to be set forth therein and (ii) the FaciliCom Notes have otherwise been properly tendered. In each case where the L/T or any other document has been improperly completed or executed or book-entry confirmations are not in due and proper form and do not contain adequate information or any of the certificates for FaciliCom Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, the Agent will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. The Agent shall be entitled to rely on the electronic messages sent by DTC regarding ATOP delivery of the Notes to the Agent's account at DTC from the DTC participants listed on the DTC position listing provided to the Agent;

                  (f) to take such actions necessary and appropriate to correct any irregularity or deficiency associated with any tender not in proper order;

                  (g) to follow instructions given by the Chief Executive Officer and President, Executive Vice President and Chief Financial Officer, or Corporate Controller and Secretary of WAXS or any other party designated by such an officer in writing (the "Designated Officers"), with respect to the waiver of any irregularities or deficiencies associated with any tender;


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                  (h) to hold all valid tenders subject to further instructions from any Designated Officer;

                  (i) to render a report via facsimile, in the form of Exhibit A attached hereto, on each business day during the Exchange Offer to Mark A. Gergel of WAXS at (404) 365-9847, Leonard A. Silverstein, Esq. and L. Briley Brisendine, Jr., Esq. of Long Aldridge & Norman LLP, counsel to WAXS, at (404) 527-4198 and such other persons as any of them may direct;

                  (j) to follow and act upon any written amendments, modifications or supplements to these instructions, any of which may be given to the Agent by any Designated Officer of WAXS or such other person or persons as they shall designate in writing;

                  (k) to return to the presenters, in accordance with the provisions of the L/T, any FaciliCom Notes that were not received in proper order and as to which the irregularities or deficiencies were not cured or waived;

                  (l) in the event the Exchange Offer is consummated, to deliver the Exchange Consideration to tendering noteholders, in accordance with the instructions of such noteholders specified in the respective L/T's, as soon as practicable after consummation thereof;

                  (m) to determine that all endorsements, guarantees, signatures, authorities, stock transfer taxes (if any) and such other requirements are fulfilled in connection with any request for issuance of the Exchange Consideration in a name other than that of the registered owner of the FaciliCom Notes;

                  (n) to deliver to, or upon the order of, WAXS all FaciliCom Notes received under the Exchange Offer, together with any related assignment forms and other documents by first class mail, return receipt requested under a blanket surety bond protecting the Agent and WAXS from loss or liability arising out of the non-receipt or non-delivery of such FaciliCom Notes or registered mail insured separately for the replacement value of each such FaciliCom Notes; and

                  (o) subject to the other terms and conditions set forth in this Agreement, to take all other actions reasonable and necessary in the good faith judgment of the Agent to effect the foregoing matters.

         The Agent shall:

                  (a) have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and WAXS;

                  (b) not be required to refer to any documents for the performance of its obligations hereunder other than this Agreement, the Exchange Offer Documents; other than such documents, the Agent will not be responsible or liable for any terms, directions or information in the Prospectus or any other document or agreement unless the Agent specifically agrees thereto in writing;

                  (c) not be required to act on the directions of any person, including the persons named above, unless WAXS provides a corporate resolution to the Agent or other evidence satisfactory to the Agent of the authority of such person;

                  (d) not be required to, and shall make no representations and have no responsibilities as to, the validity, accuracy, value or genuineness of (i) the Exchange Offer, (ii) any FaciliCom Notes, L/Ts


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         or documents prepared by WAXS in connection with the Exchange Offer or
         (iii) any signatures or endorsements, other than its own;

                  (e) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity by WAXS;

                  (f) be able to rely on and shall be protected in acting on the written or oral instructions with respect to any matter relating to its actions as Agent specifically covered by this Agreement, of any Designated Officer of WAXS;

                  (g) be able to rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

                  (h) not be responsible for, or liable in any respect on account of, the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement and shall have no responsibility with respect to the use or application of any property delivered by it pursuant to the provisions hereof;

                  (i) be able to consult with counsel satisfactory to it (including counsel for WAXS or staff counsel of the Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advice or opinion of such counsel;

                  (j) not be called on at any time to advise, and shall not advise, any person delivering an L/T pursuant to the Exchange Offer as to the value of the consideration to be received;

                  (k) not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith;

                  (l) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by the proper authority or authorities and, if the Agent's duties or rights are affected, unless the Agent shall give its prior written consent thereto;

                  (m) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act;

                  (n) have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred without incurring liability for any action taken or omitted, or any action suffered by the Agent to be taken or omitted, in good faith or in the exercise of the Agent's best judgment, in reliance upon such assumption;

                  (o) not be authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders;

                  (p) waive any lien, encumbrance or right of set-off whatsoever that the Agent may have with respect to funds deposited with the Agent for the payment of transfer taxes by reason of amounts, if


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         any, borrowed by WAXS or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with the Agent or for compensation owed to the Agent hereunder; and

                  (q) arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and file any appropriate reports with the Internal Revenue Service. WAXS understands that the Agent is required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

         The Agent shall be entitled to compensation as set forth in Exhibit B attached hereto.

         WAXS covenants and agrees to reimburse the Agent for, indemnify it against, and hold it harmless from any and all reasonable costs and expenses (including reasonable fees and expenses of one firm of counsel and allocated cost of staff counsel) that may be paid or incurred or suffered by it or to which it may become subject without gross negligence, willful misconduct or bad faith on its part by reason of or as a result of its compliance with the instructions set forth herein or with any additional or supplemental written or oral instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this Agreement. WAXS agrees to promptly notify the Agent of any extension of the Expiration Date.

    This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. The parties agree to submit to the exclusive jurisdiction of the federal or state courts located in the State of Georgia, Fulton County.

    Unless otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand or reputable overnight courier, facsimile or by First Class Mail, postage prepaid, shall be deemed given when received and shall be addressed to the Agent and WAXS at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

                  If to the Agent, to:

                  First Union National Bank
                  1100 First Union Plaza
                  999 Peachtree Street
                  Attention:  Mr. Brian Justice
                  Telephone:  (404) 827-7352

                  If to WAXS, to:

                  World Access, Inc.
                  945 East Paces Ferry Road, Suite 2200
                  Atlanta, Georgia  30326
                  Attention:  Mark A. Gergel
                  Telephone:  (404) 231-2025


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                  with copies to:
                  (which shall not
                  constitute notice)

                  Long Aldridge & Norman LLP
                  303 Peachtree Street, Suite 5300
                  Atlanta, Georgia  30308
                  Attention:  Leonard A. Silverstein, Esq.
                  Telephone:  (404) 527-4390

         Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, the indemnification and compensation provisions of this Agreement shall survive the termination of this Agreement. Upon any termination of this Agreement, the Agent shall promptly deliver to WAXS any certificates for Securities, funds or property then held by the Exchange Agent under this Agreement.

         This Agreement shall be binding and effective as of the date hereof.


                      (Signatures begin on following page)


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.



                                          "AGENT:"

                                          FIRST UNION NATIONAL BANK

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                                       [CORPORATE SEAL]




                                          "WAXS:"

                                          WORLD ACCESS, INC.


                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                                       [CORPORATE SEAL]


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                                   EXHIBIT A

                                 SAMPLE REPORT


Date:
     -------------------------------------------

Report Number:
              ----------------------------------

As of Date:
           -------------------------------------

Ladies & Gentlemen:

         As Exchange Agent for the Exchange Offer dated ____________________, 1999, we hereby render the following report:

Principal Amount previously received:

Principal Amount received today:

Principal Amount received against Guaranteed Deliveries:

Principal Amount withdrawn today:

TOTAL PRINCIPAL AMOUNT RECEIVED TO DATE:


                                               Very truly yours,

                                               Corporate Trust Dept.


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                                   EXHIBIT B

                                  COMPENSATION

         The Agent, for serving as the Exchange Agent pursuant to this Agreement, shall receive a fee of [$ ], payable upon commencement of the Exchange Offer, and reimbursement of the Agent's out-of-pocket expenses incurred in connection with completing its duties pursuant to this Agreement.


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